Exhibit 16.2

July 8, 2002

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, D.C.  20549

Dear Sir/Madam:

The representations made in this letter are based solely on discussions with and representations from the engagement partner and manager on the audits of the financial statements of this registrant for the two most recent fiscal years.  Those individuals are no longer with Arthur Andersen LLP.  We have read the first three paragraphs of Item 4 included in the Form 8-K/A dated July 8, 2002 of Datalink Corporation filed with the Securities and Exchange Commission and have found no basis for disagreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP